Exhibit 99.1

Imperial Oil Limited 237 – 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial Oil evaluating the future of its Dartmouth Refinery

•	Assets are for sale while alternatives studied
•	Options include conversion to terminal
•	Care will be taken to meet the needs of customers, employees

Dartmouth, NS, May 17, 2012 – Imperial Oil Limited is evaluating the future of its Dartmouth Refinery.

The company will market the refinery and related supply terminals to prospective buyers in the coming months and consider conversion to a terminal, as well as other alternatives.

“This is a difficult decision,” said Bruce March, Chairman, President and CEO of Imperial Oil. “We recognize the refinery’s long history of supplying customers in this region and we know that these jobs are important to the community. We are grateful of the relationship we have built with the community, our customers, and suppliers, and we recognize the potential for uncertainty that this evaluation may create. As this process moves forward, Imperial Oil will continue to service our customers’ needs and is committed to providing general updates to our employees and the community.

“We hope to make a decision about the sale or other alternatives by first quarter 2013 depending on the response to marketing efforts. In the meantime,” said Mr. March, “safe, reliable, environmentally responsible operations remain our key focus.”

The Dartmouth refinery operates in the highly-competitive Atlantic Basin, which is open to significant global competition. Demand for refined products in the basin has declined in recent years, and despite tremendous efforts by our workforce, the refinery has not met expected financial returns.

The refinery began production in 1918 and has throughput capacity of approximately 88,000 barrels per day. Approximately 200 employees and 200 contractors are employed at the refinery and related terminals. The refinery produces a wide range of petroleum products including gasoline, diesel, jet fuel, home heating fuel, marine fuel, heavy fuel oil and asphalt. The related terminals operate at Dartmouth, NS., Sydney, NS, Corner Brook, NL, Sept-Iles, QC and Cap aux Meules in the Magdalen Islands.

Imperial Oil is one of Canada’s largest corporations and leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and retail service station networks.

For more information:

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Imperial Oil

(902) 496-0955

(403) 237-2710